Exhibit 10.1
STOCK PURCHASE AGREEMENT
WITH ASSIGNMENT OF VOTING RIGHTS AND GENERAL RELEASE
     This Stock Purchase Agreement (the “Agreement”) is entered into this 2nd day of May 2008 (the “Effective Date”) by and between Scorpion Performance, Inc., a Florida corporation (the “Company” or “Purchaser”) and Yali Golan and Leslie Golan, as joint tenants (each a “Seller” and together, the “Sellers”).
RECITALS
     (i) Sellers beneficially own, as joint tenants, 10,000,000 shares of the common stock of the Company (the “Shares”).
     (ii) The Shares are subject to a lock up letter agreement dated August 28, 2007 (the “ Lock Up Agreement”).
     (iii) Sellers desire to sell to the Company, and the Company desires to purchase from Sellers, all of the Shares owned by Sellers subject to permitted transfer under the Lock Up Agreement, as amended, and subject to the terms and conditions set forth in this Agreement.
     (iv) The Company believes that the purchase of the Shares is in the best interest of the Company’s shareholders because of the fairness of the terms and the expected benefit of improving capitalization by reducing the number of shares of common stock issued and outstanding.
     (v) As a condition to the willingness of the Sellers to sell the Shares, the Company has agreed (a) to purchase the Shares at a price of $0.25 per Share with (b) a purchase price to be paid at closing consisting of cash and the balance due in the form of a note to be secured by real property located in Broward County subject to a mortgage and security agreement. The Shares shall be held in escrow until the note and interest are paid in full at which time, the Shares will be retired to the treasury of the Company.
     (vi) As a condition to the willingness of the Company to purchase the Shares, (a) Yali Golan has agreed to resign as director of the Company; (b) each of the Sellers has agreed to grant to the Company an irrevocable proxy and to assign to the Company any and all voting rights in and to the Shares; and (c) each of the Sellers has agreed to release the Company from all claims arising from any and all matters related to the Shares, Mr. Golan’s appointment and resignation as officer and/or director, or other similar or related matters between the parties (except for the obligations in this Agreement).
     (vii) In accordance with and subject to the terms and provisions set forth in this Agreement, the Sellers and the Company have agreed to enter into other related documents and agreements including, but not limited to, an addendum to the Lock Up

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Agreement; a secured note in the principal amount of $2,000,000.00 (the “Note”); and a mortgage and security agreement relating to the collateral securing the Note (the “Mortgage and Security Agreement”), collectively, the “Related Transaction Documents”.
     NOW, THEREFORE, in consideration of these premises and of the respective representations, warranties, covenants, agreements and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
     1) RECITALS. Sellers and the Company agree that the recitals set forth above are true and correct and are incorporated herein by reference.
     2) PURCHASE AND SALE OF THE SHARES. Subject to the terms and conditions of this Agreement, Sellers hereby sell, convey, assign, transfer and deliver to the Company and the Company hereby purchases from Sellers, 10,000,000 shares of the common stock of the Company that represents all of the issued and outstanding Shares owned by the Sellers.
          a) The Company shall purchase the Shares for Two Million Five Hundred Thousand Dollars and No/100 ($2,500,000.00) (the “Purchase Price”) consisting of (i) cash purchase price of Five Hundred Thousand Dollars and No/100 ($500,000.00) to be delivered as set forth in Section 3(a)(i); and (ii) a secured note in the amount of Two Million Dollars and No/100 ($2,000,000.00) as set forth in Section 3(a)(ii).
          b) As consideration for the purchase of the Shares by the Company (i) Yali Golan shall resign as officer and director of the Company; (ii) the Sellers shall assign all voting rights and grant to and appoint the Company their proxy and attorney-in-fact to vote the Shares as set forth in Section 5; and (iii) the Sellers jointly and severally agree to release the Company and any officer, director, employee, agent, affiliate, and permitted assignee of the Company from matters specifically arising from any and all matters related to the Shares, Mr. Golan’s appointment and resignation as officer and/or director, or other similar or related matters between the parties, as set forth in Section 6.
     3) CLOSING. The closing of the transactions described in this Agreement (the “Closing”) shall take place at the offices of the Company at such time as shall be mutually agreed upon by the parties (the “Closing Date”). If agreed to by all of the parties, the Closing may take place through the exchange of documents by facsimile, email and/or recognized next-day courier service, except that stock certificate(s) for the Shares and the Note shall only be delivered in person or by recognized next-day courier service.

          a) At Closing, the Company shall deliver to Sellers:
i)	Five Hundred Thousand Dollars and No/100 ($500,000.00) (the “Cash Purchase Price”) via check or wire transfer to the order of Sellers;

ii)	Two Million Dollars and No/100 ($2,000,000.00) in the form of a signed Note in the form set forth in Exhibit A; and

iii)	Signed Mortgage and Security Agreement in the form set forth in Exhibit B.
          b) At Closing, Sellers shall deliver to the Company the following documents which receipt of such documents by the Company shall be a condition precedent to the Company’s obligation to close the transactions contemplated herein:
i)	Signed written consent by Yali Golan as director of the Company memorializing and authorizing the terms and conditions of the stock buy back;

ii)	Signed Addendum to the Lock Up Agreement;

iii)	Signed written resignation of Yali Golan as officer and director of the Company effective as of the Closing Date; and

iv)	One or more certificate(s) representing the Shares, together with a duly executed stock power and assignment in the form attached as Exhibit C, to be held in escrow as set forth in Section 4.
     4) ESCROW OF SHARES. The Shares shall be held and disposed of in accordance with the following provisions:
          a) The Company shall retain custody of the Shares in trust until the entire principal amount of the Note and accrued interest, shall have been paid in accordance with the terms of the Note.
          b) In the event that any distribution in the form of securities of the same class or series of the Shares, or a substantially equivalent class or series to any of the Shares is made on the Shares, such additional securities shall be immediately delivered to the Company and become a part of the securities being held by the Company under this Agreement.

          c) Upon the full payment of the Note, together with any accrued interest, the Shares shall be released from escrow and retired to the treasury of the Company.
     5) VOTING RIGHTS/IRREVOCABLE PROXY. Each Seller hereby assigns to the Company, any and all voting, equity, or ownership interest in and to the Shares and irrevocably grants to, and appoints the Company and any individual designated by the Company, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote the Shares at any meeting of the shareholders of the Company and/or upon any and all matters to be decided by a vote of the shareholders eligible to vote. Each Seller hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked; (ii) affirms that the irrevocable proxy shall remain in effect during the term of this Agreement; (iii) ratifies and confirms that the proxies appointed hereunder may take such actions as are permitted by law; and (iv) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 607.0722(5) of the Florida Business Corporation Act. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the full payment of the Note, together with any accrued interest, at which time the Shares shall be released from escrow and retired to the treasury of the Company.
     6) GENERAL RELEASES.
          a) General Release from Sellers. Each Seller hereby immediately and forever releases, remises, acquits, satisfies and discharges the Company, and any and all of its officers, directors, agents, servants and employees, from any and all manner of claims, benefits, rights, sums of money, causes of action, suits, debts, obligations, losses, expenses, liabilities, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, of whatever nature or kind, known or unknown, which said Seller ever had, now has, or which any personal representative, successor, heir or assign of said Seller hereafter can, shall or may have, against the Company and/or any and all of its officers, directors, agents, servants and employees, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of execution of Agreement, including any matter, cause or thing specifically arising from (i) any and all matters related to the Shares; (ii) any and all matters arising in connection with Mr. Golan’s appointment and resignation as officer and/or director of the Company; (iii) except for the present transaction, any financial obligations or understandings between the parties concerning promissory notes, compensation, expense reimbursement or otherwise; or (iv) other similar or related matters between the parties except for the obligation of the Company to pay the Sellers the amounts set forth in Section 2.
          b) General Release from the Company. The Company hereby immediately and forever releases, remises, acquits, satisfies and discharges each of the Sellers and their respective successors, legal representatives and permitted assignees from any and all manner of claims, benefits, rights, sums of money, causes of action, including any negligence claims, suits, debts, obligations, losses, expenses, liabilities, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, of whatever nature or kind, known or unknown, which the Company ever had, now has, or which any of its officers, directors, agents, servants and employees hereafter can, shall or may have, against the Sellers and their respective successors, legal representatives and permitted assignees, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of execution of Agreement. Notwithstanding anything to the contrary in this paragraph, Sellers are not released from any acts or omissions that are knowingly wrongful or any acts or omissions that are intentionally wrongful.
          c) The Company, on the one hand, and each of the Sellers, on the other hand, understand, acknowledge and agree that the execution of this general release constitutes a compromise of any and all claims involving legal and factual questions specifically arising from any and all matters related to the relationships between the parties. Notwithstanding the foregoing, nothing in this Section 6 precludes suit for breach of or default of this Agreement or the Related Transaction Documents.
     7) REPRESENTATIONS AND WARRANTIES OF SELLERS. The Sellers, jointly and severally, do hereby represent and warrant to the Company as follows:
          a) Ownership of Shares. On the date hereof, the Sellers, as joint tenants, possess all right, title and interest in and to the Shares and are all the record and beneficial owners of the Shares. The Sellers have sole voting power, without restrictions except as set forth in the Lock-Up Agreement, as amended, with respect to all of the Shares.
          b) No Claims. There is no known or threatened claim asserted by any person or entity that such person or entity (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of the Shares or any other voting, equity, or ownership interest in the Shares; or (ii) is entitled to all or any portion of the Purchase Price payable for the Shares.
          c) Power, Binding Agreement. Each Seller has the legal capacity, power and authority to enter into and perform all of such Seller’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by each Seller and constitutes a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as may be otherwise provided by applicable bankruptcy, fraudulent conveyance or other similar laws relating to creditors’ rights.
          d) No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both)

under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Seller or any of such Seller’s properties or assets, other than such conflicts, violations or defaults or terminations, cancellations or accelerations which individually or in the aggregate do not impair the ability of such Seller to perform such Seller’s obligations under this Agreement.
e) Capacity as Shareholder. Yali Golan, who is a director of the Company, does not make any agreement or understanding herein in his capacity as an officer and/or director of the Company. Mr. Golan executes this Agreement solely in his capacity as a record and beneficial owner of the Shares.
     8) INDEMNIFICATION; REMEDIES.
          a) Indemnification by Sellers. Sellers hereby agree jointly and severally to indemnify, defend and hold harmless the Company, and any officer, director, employee, agent, affiliate, and permitted assignee of the Company from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses, arising out of or resulting from (i) any misrepresentation, breach of any representation and warranty of any Seller made in this Agreement or any Exhibit hereto; (ii) any breach or non-fulfillment of or any failure to perform, any of the covenants, agreements or undertakings of Sellers contained in or made pursuant to this Agreement or any Exhibit hereto; and (iii) all interest, penalties, costs and expenses arising out of or related to any indemnification made under this Section 8(a).
          b) Indemnification by the Company. The Company hereby agrees to indemnify, defend and hold harmless the Sellers from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses, arising out of or resulting from (i) any misrepresentation, breach of any representation and warranty of the Company in this Agreement or any Exhibit hereto; (ii) any breach or non-fulfillment of or any failure to perform, any of the covenants, agreements or undertakings of the Company contained in or made pursuant to this Agreement or any Exhibit hereto; and (iii) all interest, penalties, costs and expenses arising out of or related to any indemnification made under this Section 8(b). In addition, the Company agrees to defend, indemnify, and hold harmless Yali Golan, as an officer and/or director of the Company, to the maximum extent permitted by law, subject to the provisions of, and any and all exceptions set forth in, Section 607.0850 of the Florida Business Corporation Act, and as expressed in the Securities Act of 1933.

          c) Notwithstanding anything to the contrary herein, the parties acknowledge and agree that the failure of a party to assume the defense of another party when required to do so by this Agreement, after being requested to do so, shall be deemed a material breach of this Agreement.
          d) The Company shall have the right to withhold any amounts owed to Sellers under the Note in accordance with the terms of this Section 8.
     9) NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing to the party at the address below, or to such other address as a party from time to time specified by written notice to the other parties. Any notice under this Section shall be deemed to have been duly given (a) on the date of delivery if by personal delivery; (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service; (c) when received if delivered by certified or registered mail, return receipt requested, postage prepaid; or (d) upon confirmation of receipt if delivered by facsimile (provided a confirmation copy is sent by one of the other methods set forth above). Any notice may be waived, in writing, by the party entitled to receive the notice.

If to the Company:	Scorpion Performance, Inc.
3000 SW 4th Avenue
Fort Lauderdale, Florida 33315
Facsimile: (954) 779-3029

If to the Sellers:	298 S. Parkway
Golden Beach, Florida 33160
yaligolan@gmail.com

With a copy to:
Robert E. Goldman, Esq.
Law Office of Robert E. Goldman
1 East Broward Blvd., Ste. 700
Fort Lauderdale, FL 33301
(954) 745-7460 Fax
Robert@goldmanlaw.com
     10) SURVIVAL. The parties agree that all warranties, representations (notwithstanding any investigation or inquiry which any party hereto or any representative of any party hereto may have made), covenants, additional obligations, releases and indemnities contained herein shall forever survive the execution, delivery and closing of this Agreement and any and all documents delivered in connection herewith and any and all performances in accordance herewith.

     11) FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     12) SUCCESSORS AND ASSIGNS. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties to and their respective successors, legal representatives and permitted assignees. The Company may assign this Agreement or any rights hereunder to an entity controlling, controlled by or under common control with the Company and in the event of any such assignment all references to the Company in this Agreement shall be deemed to refer to such assignee. Sellers shall not assign or transfer any rights or privileges hereunder without the prior written consent of the Company and any attempted assignment or transfer without the written consent of the Company shall be void.
     13) MUTUAL DRAFTING. This Agreement together with the attached Exhibits and the Related Transaction Documents are the joint product of the parties and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.
     14) WAIVERS OF CONFLICT.
          a) Sellers acknowledge that the law firm of Arnstein & Lehr LLP (“Arnstein”) represents the Company in various corporate and securities matters and has represented the Company in the preparation and drafting of this Agreement, Exhibits and Related Transaction Documents. Leslie Golan, individually, and Yali Golan, individually and as director of the Company, each hereby acknowledge and waive any conflict and/or any potential conflict that might arise from the continued representation of the Company by Arnstein. Each Seller further acknowledges that he or she has had the benefit of consultation with legal counsel of his or her own choosing, and has knowingly and without coercion agreed to waive any conflict or potential conflict in his or her continued representation by Arnstein.
          b) The Company acknowledges that Robert E. Goldman represents Yali Golan in personal matters and that he has represented the Sellers in the review of this Agreement, Exhibits and Related Transaction Documents. The Company waives any actual or potential conflict that Robert E. Goldman may have by representing the Sellers related to negotiating this Agreement, Exhibits and Related Transaction Documents; except that the Company does not waive nor does it consent to Robert E. Goldman representing Sellers in any dispute between the parties that may arise from or after this Agreement and Related Transaction Documents are signed.
     15) INDEPENDENT COUNSEL. Each Seller hereby acknowledges and agrees that he or she has had the opportunity, both individually and with legal counsel of such Sellers’ choosing, to review this Agreement, Exhibits and Related Transaction Documents, and is entering into this Agreement knowingly and voluntarily.
     16) EXPENSES. Except as provided herein, each party shall bear its own costs and expenses in connection with the preparation and review of this Agreement, Exhibits and Related Transaction Documents, and the consummation of the transactions provided for herein. Without limiting the generality of the foregoing, Sellers shall pay all taxes, including without limitation, federal, state and local income taxes, if any, arising out of, resulting from or imposed by reason of the sale, assignment, transfer or delivery herein of the Shares to Company. The Company shall pay any and all documentary stamp taxes due on the principal amount of the Note and Mortgage and Security Agreement.
     17) SEVERABILITY. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect (a) such provision shall be enforced to the maximum extent permissible under applicable law; and (b) the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     18) GOVERNING LAW; JURISDICTION VENUE. This Agreement shall be governed by and construed in accordance with the laws of Florida. Each party agrees that all proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in Broward County, Florida. Each party irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Broward County, Florida for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated or discussed herein, and irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such proceeding is improper. Each party to this Agreement irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices as set forth in Section 10 and agrees that such service shall constitute good and sufficient service of process and notice. Nothing contained in this Agreement shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties to this Agreement irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated.
     19) ATTORNEYS FEES AND COSTS. If any legal action or any other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any provision of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.
     20) HEADINGS AND CAPTIONS. The headings and captions contained in this Agreement are set forth for the purpose of convenience only and shall be given no effect in the construction or interpretation of this Agreement.
     21) COUNTERPARTS. This Agreement may be executed in multiple counterparts and on facsimile paper and by facsimile transmission as necessary. When each of the parties has signed and delivered at least one such counterpart, each counterpart will be deemed an original and, when taken together with the other signed counterpart(s), shall constitute one fully executed copy of this Agreement, which shall be binding upon and effective as to the parties according to its terms.
     22) ENTIRE AGREEMENT; CHANGES TO BE IN WRITING. This Agreement together with the attached Exhibits and the Related Transaction Documents embody the entire agreement and understanding between the parties and supersedes any previous agreements and understandings among the parties with respect to those matters. There are no oral agreements between or among the parties with respect to the transactions contemplated herein. No waiver, change, amendment or discharge of any term or condition hereof or any consent on the part of any party hereto shall be of any force or effect unless made in writing and signed by the party to be bound thereby.
[SIGNATURE PAGES TO FOLLOW]

     IN WITNESS WHEREOF, the undersigned has executed this Stock Purchase Agreement as of the date first written above.
SCORPION PERFORMANCE, INC.
/s/ Robert Stopanio, President
/s/ Luke Whalen
Witness
/s/ William Allen
Witness
STATE OF FLORIDA
COUNTY OF BROWARD
On May 2, 2008, before me, a Notary Public in and for the jurisdiction aforesaid, personally appeared Robert Stopanio, the President of Scorpion Performance, Inc., a Florida corporation, who is personally known to me to be the same person whose name is subscribed to the foregoing Stock Purchase Agreement as such President, acknowledged that he signed and delivered the said Stock Purchase Agreement as the free and voluntary act of said corporation as aforesaid, for the uses and purposes therein set forth, and sworn to and subscribed before me by the witnesses, Luke Whalen, who is personally known to me, and by William Allen, who is personally known to me.

Notary Public:
/s/ Jessica Weaver
NOTARY PUBLIC-STATE OF FLORIDA
JESSICA WEAVER Commission # DD584340 Expires: AUG 13, 2010 BONDED THROUGH ATLANTIC BONDING CO., INC:

     IN WITNESS WHEREOF, the undersigned has executed this Stock Purchase Agreement as of the date first written above.

/s/ Yali Golan

/s/ Luke Whalen
Witness
/s/ William Allen
Witness
STATE OF FLORIDA
COUNTY OF BROWARD
On May 2, 2008, before me, a Notary Public in and for the jurisdiction aforesaid, personally appeared Yali Golan, who is personally known to me to be the same person whose name is subscribed to the foregoing Stock Purchase Agreement, acknowledged that he signed and delivered the said Stock Purchase Agreement as his own free and voluntary act for the uses and purposes therein set forth, and sworn to and subscribed before me by the witnesses, Luke Whalen, who is personally known to me, and by William Allen, who is personally known to me.

Notary Public:
/s/ Jessica Weaver
NOTARY PUBLIC-STATE OF FLORIDA
JESSICA WEAVER Commission # DD584340 Expires: AUG 13, 2010 BONDED THROUGH ATLANTIC BONDING CO., INC:

     IN WITNESS WHEREOF, the undersigned has executed this Stock Purchase Agreement as of the date first written above.

/s/ Leslie Golan

/s/ Luke Whalen
Witness
/s/ William Allen
Witness
STATE OF FLORIDA
COUNTY OF BROWARD
     On May 2, 2008, before me, a Notary Public in and for the jurisdiction aforesaid, personally appeared Leslie Golan, who is personally known to me to be the same person whose name is subscribed to the foregoing Stock Purchase Agreement, acknowledged that she signed and delivered the said Stock Purchase Agreement as her own free and voluntary act for the uses and purposes therein set forth, and sworn to and subscribed before me by the witnesses, Luke Whalen, who is personally known to me, and by William Allen, who is personally known to me.

Notary Public:
/s/ Jessica Weaver
NOTARY PUBLIC-STATE OF FLORIDA
JESSICA WEAVER Commission # DD584340 Expires: AUG 13, 2010 BONDED THROUGH ATLANTIC BONDING CO., INC: